Exhibit 99.1

Contact:	Robert Volke - SVP, Chief Financial Officer
Gavin Bell - VP, Investor Relations
205-944-1312

HIBBETT REPORTS THIRD QUARTER RESULTS

•Raises Full Year Fiscal 2024 Diluted EPS Guidance
•Q3 Diluted EPS of $2.05 Versus $1.94 Prior Year
•Q3 Comparable Sales Decrease 2.7% Versus Prior Year
•YTD Net Sales 1% Higher Than Prior Year

BIRMINGHAM, Ala. (November 21, 2023) - Hibbett, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, today provided financial results for its third quarter ended October 28, 2023, and business updates.

Mike Longo, President and Chief Executive Officer, stated, “Our solid financial results for the third quarter of Fiscal 2024 reflect our ability to consistently execute our strategy and we believe we continue to gain market share in a challenging retail environment. Our sales were in line with our expectations, boosted by a strong back-to-school season during the first month of the quarter. We also benefited from a more normal seasonal schedule of new launch products throughout the quarter, with a positive response from our loyal customers to the latest trend-relevant brands and products.”

Mr. Longo continued, “Our footwear sales, especially with our popular premium brands, have continued to be a key driver of our ongoing success. We believe our strong relationships with valued brand partners are a distinct competitive advantage for Hibbett, with a favorable product mix that appeals to fashion-conscious shoppers. At the end of the quarter, we were pleased to announce the launch of our Connected Partnership, an initiative that connects the Hibbett and Nike loyalty programs. This further reinforces our valued partnership with Nike and confirms the strength of our relationship. This transformative partnership will support our loyalty member customers across all retail channels, providing exclusive shopping experiences, personalized content, and early access to Nike and Jordan member products.

“As we enter the fourth quarter and our busy holiday selling season, we believe we are well positioned for a strong finish to Fiscal 2024. We expect to benefit from additional new product launches that will continue to attract and retain customers and extend our market reach. With the previous supply chain issues behind us, we are confident in our ability to meet customer demand with a favorable inventory level. We believe Fiscal 2024 will be another solid year for Hibbett as we remain focused on our primary objectives to serve our customers and deliver greater value for our shareholders,” Mr. Longo concluded.

Third Quarter Results

Net sales for the 13-weeks ended October 28, 2023, decreased 0.3% to $431.9 million compared with $433.2 million for the 13-weeks ended October 29, 2022. Comparable sales decreased 2.7% versus the prior-year period. Brick and mortar comparable sales declined 5.4%, while e-commerce sales increased 12.6% on a year-over-year basis. E-commerce represented 17.0% of total net sales for the 13-weeks ended October 28, 2023, compared to 15.0% in the 13-weeks ended October 29, 2022.

Gross margin was 33.9% of net sales for the 13-weeks ended October 28, 2023, compared with 34.3% of net sales for the 13-weeks ended October 29, 2022. The approximate 40 basis point decline was driven primarily by lower average product margin, which was approximately 130 basis points lower than the prior-year period. This decline

Exhibit 99.1
was mainly due to higher promotional activity across both footwear and apparel. In addition, the slight year-over-year sales decline resulted in deleverage of store occupancy costs of approximately 40 basis points. These unfavorable gross margin impacts were partially offset by lower freight, shipping, shrink and logistics expenses as a percent of sales in comparison to the prior-year quarter.

Store operating, selling and administrative (“SG&A”) expenses were 23.0% of net sales for the 13-weeks ended October 28, 2023, compared with 23.9% of net sales for the 13-weeks ended October 29, 2022. The decrease of approximately 90 basis points is primarily the result of our continued focus on expense management, including improved efficiency of store labor and strategic reductions in discretionary expense categories such as professional fees and advertising. These initiatives have more than offset the impacts of inflation on wages, goods and services, and deleverage from slightly lower sales volume.

Net income for the 13-weeks ended October 28, 2023, was $25.5 million, or $2.05 per diluted share, compared with net income of $25.6 million, or $1.94 per diluted share, for the 13-weeks ended October 29, 2022.

For the 13-weeks ended October 28, 2023, we opened 10 net new stores, bringing the store base to 1,158 in 36 states.

As of October 28, 2023, we had $29.6 million of available cash and cash equivalents on our unaudited condensed consolidated balance sheet and $96.9 million of debt outstanding on our $160.0 million unsecured line of credit. Inventory as of October 28, 2023, was $398.1 million, a 1.7% decrease compared to the prior-year third quarter and down 5.4% from the beginning of the fiscal year.

During the 13-weeks ended October 28, 2023, we repurchased 707,621 shares of common stock under our Stock Repurchase Program (the “Repurchase Program”) for a total expenditure of $32.0 million. We also paid a quarterly dividend equal to $0.25 per outstanding common share that resulted in a cash outlay of $3.1 million.

Fiscal 2024 Year-to-Date Results

Net sales for the 39-weeks ended October 28, 2023, increased 1.0% to $1.26 billion compared with $1.25 billion for the 39-weeks ended October 29, 2022. Comparable sales for the 39-weeks ended October 28, 2023 decreased 1.9% versus the 39-weeks ended October 29, 2022. Brick and mortar comparable sales declined 2.7% and e-commerce sales increased 2.9% compared to the 39-weeks ended October 29, 2022. E-commerce represented 15.2% of total net sales for the 39-weeks ended October 28, 2023, compared to 14.9% in the 39-weeks ended October 29, 2022.

Gross margin was 33.5% of net sales for the 39-weeks ended October 28, 2023, compared with 35.3% of net sales for the 39-weeks ended October 29, 2022. The approximate 180-basis-point decline was primarily due to lower average product margin of approximately 240 basis points and an approximate 40-basis-point increase in store occupancy costs. Freight, shipping and logistics costs have improved as a percent of sales on a year-over-year basis, partially offsetting the unfavorable average product margin and store occupancy performance.

SG&A expenses were 23.0% of net sales for the 39-weeks ended October 28, 2023, compared with 23.2% of net sales for the 39-weeks ended October 29, 2022. The modest 20-basis-point decrease was primarily due to strategic reductions in advertising and professional fees.

Net income for the 39-weeks ended October 28, 2023, was $72.3 million, or $5.66 per diluted share, compared with $89.6 million, or $6.71 per diluted share, for the 39-weeks ended October 29, 2022.

Capital expenditures during the 39-weeks ended October 28, 2023, were $37.2 million compared to $47.5 million in the 39-weeks ended October 29, 2022. Capital expenditures were predominantly related to store initiatives, including new store openings, relocations, expansions, remodels and updated store signage.

Exhibit 99.1
Fiscal 2024 Outlook

Although the current retail business climate remains challenging as consumer demand has been negatively impacted by persistent inflation and higher interest rates, among other factors, we are raising our full-year Fiscal 2024 diluted EPS guidance and updating several other components of our guidance as noted in the following table.

Metric	Prior Guidance	Updated Guidance	Comment
Total sales	Flat to up ~2.0%	Flat to up ~2.0%	No change
Sales percent by quarter	~26%, ~22%, ~24%, ~28%	~26%, ~22%, ~24%, ~28%	No change
Comp sales	Down low-single digit	Down low-single digit	No change
Brick and mortar	Down low-single digit	Down low-single digit	No change
E-commerce	Down low-single digit	Flat to up low-single digit	Slightly higher mix
Net store growth in units	40 to 50	~ 40	Delays in permits/construction timelines
Gross margin %	33.9% to 34.0%	33.9% to 34.0%	No change
SG&A %	23.3% to 23.5%	23.1% to 23.3%	Cost savings initiatives
Operating profit %	7.4% to 7.8%	7.6% to 8.0%	Lower SG&A
Interest expense %	0.40% to 0.45%	0.35% to 0.40%	Steady interest rates; timing of payments
Diluted EPS	$7.00 to $7.75	$8.00 to $8.30	Improved EBIT %, lower interest & taxes
Diluted shares	~12.8 million	~12.6 million	Timing of share repurchases
Tax rate	23.5% to 23.7%	23.1% to 23.3%	Impact of credits on pretax income
Capital expenditures	$60 to $70 million	$60 to $70 million	No change

Investor Conference Call and Simulcast

Hibbett, Inc. will host a webcast at 9:00 a.m. ET on Tuesday, November 21, 2023, to discuss third quarter results. The webcast of Hibbett’s earnings review and a slide deck of supporting information that will be referenced during the webcast will be available at https://investors.hibbett.com/ under the News & Events section. A replay of the webcast will be available for 30 days.

About Hibbett, Inc.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,158 Hibbett, City Gear and Sports Additions specialty stores located in 36 states nationwide as of October 28, 2023. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram and Twitter.

Exhibit 99.1
Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as our Fiscal 2024 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, our effective tax rate and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, or performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect overall consumer spending or our industry, including the possible effects of inflation and higher interest rates; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; future reliability of, and cost associated with, disruptions in the global supply chain including increased freight and transportation costs, and the potential impacts on our domestic and international sources of product; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises or other significant or catastrophic events such as extreme weather, natural disasters or climate change; the impact of any future federal government shutdown and uncertainty regarding the federal government’s debt level or changes in fiscal, monetary or regulatory policy; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; labor availability and wage pressures; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from acquisitions, other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based on our expectations and judgments as of the date of this press release and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K as well as similar disclosures in our other filings with the Securities and Exchange Commission, press releases and other communications. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Weeks Ended				39-Weeks Ended
	October 28, 2023		October 29, 2022		October 28, 2023		October 29, 2022
		% to Sales		% to Sales		% to Sales		% to Sales
Net sales	$431,923		$433,164		$1,262,297		$1,250,021
Cost of goods sold	285,579	66.1%	284,434	65.7%	839,411	66.5%	809,306	64.7%
Gross margin	146,344	33.9%	148,730	34.3%	422,886	33.5%	440,715	35.3%
Store operating, selling and administrative expenses	99,404	23.0%	103,510	23.9%	290,284	23.0%	290,520	23.2%
Depreciation and amortization	12,457	2.9%	11,019	2.5%	36,189	2.9%	32,463	2.6%
Operating income	34,483	8.0%	34,201	7.9%	96,413	7.6%	117,732	9.4%
Interest expense, net	1,106	0.3%	467	0.1%	4,323	0.3%	900	0.1%
Income before provision for income taxes	33,377	7.7%	33,734	7.8%	92,090	7.3%	116,832	9.3%
Provision for income taxes	7,880	1.8%	8,161	1.9%	19,816	1.6%	27,199	2.2%
Net income	$25,497	5.9%	$25,573	5.9%	$72,274	5.7%	$89,633	7.2%

Basic earnings per share	$2.09		$1.99		$5.76		$6.89
Diluted earnings per share	$2.05		$1.94		$5.66		$6.71

Weighted average shares:
Basic	12,224		12,837		12,554		13,004
Diluted	12,408		13,202		12,780		13,358

Percentages may not foot due to rounding.

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	October 28, 2023	January 28, 2023	October 29, 2022
ASSETS
Current assets:
Cash and cash equivalents	$29,580	$16,015	$25,114
Receivables, net	12,136	12,850	15,170
Inventories, net	398,106	420,839	404,819
Other current assets	28,408	23,351	29,577
Total current assets	468,230	473,055	474,680

Property and equipment, net	172,701	169,476	165,196
Operating right-of-use assets	272,909	263,391	266,402
Finance right-of-use assets, net	2,095	2,279	2,027
Tradename intangible asset	23,500	23,500	23,500
Deferred income taxes, net	3,044	3,025	2,484
Other assets, net	8,414	4,434	3,081
Total assets	$950,893	$939,160	$937,370

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$118,127	$190,648	$209,194
Operating lease obligations	75,490	72,544	71,649
Credit facility	96,916	36,264	51,657
Finance lease obligations	663	1,132	1,057
Accrued payroll expense	9,573	11,361	11,550
Other accrued expenses	16,003	15,803	16,820
Total current liabilities	316,772	327,752	361,927
Operating lease obligations	239,300	229,388	233,504
Finance lease obligations	1,557	1,305	1,143
Other liabilities	4,211	4,484	2,962
Stockholders’ investment	389,053	376,231	337,834
Total liabilities and stockholders’ investment	$950,893	$939,160	$937,370

Exhibit 99.1
HIBBETT, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Weeks Ended		39-Weeks Ended
	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Sales Information
Net sales (decrease) increase	(0.3)%	13.5%	1.0%	(4.4)%
Comparable store sales decrease	(2.7)%	9.9%	(1.9)%	(7.4)%

Store Count Information
Beginning of period	1,148	1,117	1,133	1,096
New stores opened	12	11	30	33
Rebranded stores	—	—	—	1
Stores closed	(2)	(2)	(5)	(4)
End of period	1,158	1,126	1,158	1,126

Estimated square footage at end of period (in thousands)	6,569	6,376

Balance Sheet Information
Average inventory per store	$343,788	$359,520

Share Repurchase Information
Shares purchased under our Repurchase Program	707,621	160,637	1,162,130	797,033
Cost (in thousands)	$31,999	$9,049	$53,211	$38,458
Settlement of net share equity awards	373	208	47,550	46,201
Cost (in thousands)	$17	$12	$2,849	$2,081

Dividend Information
Number of declarations	1	1	3	3
Cash paid (in thousands)	$3,088	$3,199	$9,427	$9,699
Total paid per share	$0.25	$0.25	$0.75	$0.75